Exhibit 99.1


Lexmark's board of directors authorizes an additional $1 billion repurchase of shares


Lexington, Ky., Friday, Oct. 29, 2004 - Lexmark International, Inc. (NYSE: LXK) today announced that its board of directors has authorized the repurchase of an additional $1 billion of its Class A Common Stock. Paul Curlander, Lexmark chairman and CEO, stated, "This is a very significant announcement for Lexmark, and reflects our desire to return excess cash to our shareholders."

The repurchase authority allows the company to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. The repurchase authorization provides management with the flexibility to make purchases at its discretion without target price or timetable constraints.

This repurchase authorization raises the aggregate repurchase authorization to $2.4 billion from the $1.4 billion previously granted by the board. The company has used $1.36 billion of the prior authorization to repurchase approximately
36.4 million shares.

The repurchased shares will be held in treasury for future use.


About Lexmark
Lexmark International, Inc. is a leading developer, manufacturer and supplier of printing solutions -- including laser and inkjet printers, multifunction products, associated supplies and services -- for offices and homes in more than 150 countries. Founded in 1991, Lexmark reported approximately $4.8 billion in revenue in 2003, and can be found on the Internet at www.lexmark.com.


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Lexmark  and  Lexmark  with  the  diamond   design  are  trademarks  of  Lexmark
International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective holders.